Exhibit 5.1
LAWSON LUNDELL llp

BARRISTERS & SOLICITORS

January 17, 2008	1600 Cathedral Place
925 West Georgia Street
Vancouver, British Columbia
Canada V6C 3L2
Telephone 604.685.3456
Facsimile 604.696.1620
www.lawsonlundell.com
ATNA RESOURCES LTD.
510-510 Burrard Street
Vancouver, British Columbia
Canada V6C 3A8
Dear Sirs/Mesdames:
Re:     Registration Statement on Form F-4
We have acted as counsel to Atna Resources Ltd. (“Atna”), a company incorporated under the laws of the province of British Columbia, in connection with the Registration Statement on Form FA (the “Registration Statement”) (Registration No. 333-147973) filed by Atna with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of November 16, 2007 (the “Merger Agreement”) among Atna, Canyon Resources Corporation, a Delaware corporation (“Canyon”), and Arizona Acquisition Ltd. (“Atna Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Atna. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.
The Registration Statement is being filed in part in connection with the issuance of the common shares of Atna to be issued pursuant to the Merger in exchange for the shares of common stock held by Canyon stockholders (the “Atna Merger Shares’’) and the assumption by Atna of the outstanding convertible securities of Canyon (the “Convertible Securities”) in accordance with the Merger Agreement. The Convertible Securities are comprised of the outstanding warrants of Canyon (the “Warrants”) and the outstanding convertible notes of Canyon (the “Convertible Notes”) at the effective time of the Merger, as set out in the Merger Agreement.
We have examined the Merger Agreement and the Registration Statement. In addition, we have examined and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have considered necessary or relevant for the purposes of this opinion. In such examination, with respect to all documents examined by us, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
In giving this opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete
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and correct at all times up to and including the effective time of the Merger, and (iii) any representations made in the Merger Agreement “to the knowledge of” or based on the belief of Atna, Atna Merger Sub, or Canyon or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.
Our opinion expressed below is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and we do not express any opinion herein concerning any other law.
Based and relying upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.	The Atna Merger Shares will, upon the due issuance of the Atna Merger Shares in accordance with the terms of the Merger Agreement, be duly and validly issued as fully paid and non-assessable common shares of Atna;

2.	The common shares of Atna issuable upon the exercise of the Warrants will, upon the due exercise of the Warrants in accordance with their terms, be duly and validly issued as fully paid and non-assessable common shares of Atna; and

3.	The common shares of Atna issuable upon the conversion of the Convertible Notes will, upon the due conversion of the Convertible Notes in accordance with their terms, be duly and validly issued as fully paid and non-assessable common shares of Atna.
This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. We assume no responsibility to advise you of any subsequent changes in existing laws or facts, nor do we assume any responsibility to update this opinion.
This opinion is limited to the matters stated herein and is addressed to you for the purposes of the registration of the common shares of Atna under the Securities Act pursuant to the Registration Statement.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. The issuance of such consent does not concede that we are an “expert” for the purposes of the Securities Act.
Yours very truly,

/s/ Lawson Lundell LLP
Lawson Lundell LLP